UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2010

State Street Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-07511	04-2456637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Lincoln Street, Boston, Massachusetts		02111
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (617) 786-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2010, State Street Corporation awarded incentive compensation for the 2009 fiscal year to its executive officers. These awards included incentive compensation for Ronald E. Logue, Joseph L. Hooley, Joseph C. Antonellis, James S. Phalen and Edward J. Resch, none of whom received incentive compensation for the 2008 fiscal year. Incentive compensation for these officers for 2009 was comprised of the following primary components: four-year performance-based restricted stock units, deferred cash and non-deferred cash. These components are summarized below.

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Performance-Based Restricted Stock. The performance-based restricted stock units will vest ratably in annual installments over a four-year period. However, each initially equal annual installment is subject to adjustment based on State Street’s average return on common equity over the full term to date of the restricted stock award. If the average return on common equity for the fiscal years during the term completed prior to the vesting date is equal to or greater than 14%, then 100% or more of that installment of the award will vest (with an increase of 10% vesting for each additional 1% of average return on common equity, subject to a limit of 130% for average return on common equity of 17% or more). If the average return on common equity is below 14%, for each 1% of average return on common equity below 14%, the vesting is reduced by 10% (and is zero for average return on common equity below 5%). Therefore, the ultimate number of shares received under the award may be more or less than the initial number of units awarded. For purposes of determining the vesting of these awards, average return on common equity will be determined in accordance with U.S. generally accepted accounting principles. For 2009, Mr. Logue received an award of 35,786 performance-based restricted stock units, Mr. Hooley received an award of 138,002 performance-based restricted stock units, Mr. Antonellis received an award of 86,533 performance-based restricted stock units, Mr. Phalen received an award of 89,303 performance-based restricted stock units and Mr. Resch received an award of 99,598 performance-based restricted stock units.

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Deferred and Non-Deferred Cash. For 2009, the cash element of incentive compensation awards for our senior executive officers was divided into two components: deferred cash and non-deferred, or immediately available, cash. Deferred cash awards for 2009 will vest ratably over the eight fiscal quarters following the date of grant and are credited with 3% interest per annum. For 2009, Mr. Logue received a deferred cash award of $2,695,000 and a non-deferred cash award of $2,695,000, Mr. Hooley received a deferred cash award of $2,069,600 and a non-deferred cash award of $446,700, Mr. Antonellis received a deferred cash award of $1,297,700 and a non-deferred cash award of $284,200, Mr. Phalen received a deferred cash award of $1,339,300 and a non-deferred cash award of $293,000 and Mr. Resch received a deferred cash award of $1,493,600 and a non-deferred cash award of $325,500.

The deferred cash awards were made under a newly adopted Supplemental Cash Incentive Plan for which all employees are eligible. Under the plan, cash awards may be made in such amounts and with such vesting and interest provisions as may be determined at the time of award. Outstanding awards under the plan will continue to vest if the employee is involuntarily terminated for reasons other than the employee’s gross misconduct or voluntarily leaves employment while retirement-eligible (55 years old with five years of service). Messrs. Logue, Antonellis, Phalen and Resch are all eligible for retirement. Awards will vest in full upon the employee’s death or disability. Any continued vesting of awards after a separation from State Street is subject to confidentiality, non-solicitation and non-competition provisions for the benefit of State Street. Awards will be forfeited, to the extent unvested, if the employee breaches those provisions.

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Compensation Recovery. The deferred incentive compensation described above, consisting of performance-based restricted stock and deferred cash awards, each contain a compensation recovery, or “clawback” provision. This provision permits the reduction or cancellation, in whole or in part, of the amount to be paid in respect of the award in the event State Street determines that (1) the executive engages in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of State Street or any of its businesses or (2) as a result of a material financial restatement or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria, the executive would have received a smaller or no award.

Messrs. Logue, Hooley, Antonellis, Phalen and Resch were the officers named for compensation purposes in State Street’s proxy statement for its 2009 annual meeting of shareholders. As previously disclosed, on March 1, 2010, Mr. Logue retired as Chief Executive Officer, and Mr. Hooley now serves as President and Chief Executive Officer. Effective March 1, 2010, Mr. Logue now serves as non-executive Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

By:	/S/ DAVID C. PHELAN
Name:	David C. Phelan
Title:	Executive Vice President and General Counsel

Date: March 3, 2010

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